Exhibit 10.14

       EMPLOYMENT AGREEMENT

This Employment Agreement for an Executive (the "Agreement") is made and effective this January 10, 2012.

BETWEEN:	William Collins (the "Executive"), an individual with his main address at:

AND:
Trellis Earth Products, Inc. (the "Company"), an entity organized and existing under the laws of the state of Nevada, with its head office located at: 9125 SW Ridder Road, Suite D, Wilsonville, OR  97070

RECITALS

In consideration of the covenants and agreements herein contained and the moneys to be paid hereunder, the Company hereby employs the Executive and the Executive hereby agrees to perform services as an Executive of the Company, upon the following terms and conditions:

1.	TERM

The Company hereby employs Executive to serve as CEO and President and to serve in such additional or different position or positions as the Company may determine in its sole discretion. The term of employment shall be for a period of 3 years (“Employment Period”) to commence at the first pay period following the successful completion of becoming a public company or having raised an additional $3 million or whichever comes first, unless earlier terminated as set forth herein.

The effective date of this Agreement shall be the date first set forth above, and it shall continue in effect until the earlier of:

A.	The effective date of any subsequent employment agreement between the Company and the Executive;

B.	The effective date of any termination of employment as provided elsewhere herein; or

C.
3 year(s) from the effective date hereof, provided, that this Employment Agreement shall automatically renew for successive periods of 2 years each unless either party gives written notice to other that it does not wish to automatically renew this Agreement, which written notice must be received by the other party no less than 120 days and no more than 365 days prior to the expiration of the applicable term.

2.	DUTIES AND RESPONSIBILITIES

Within the limitations established by the By-laws of the Company, the Executive shall have each and all of the duties and responsibilities of that position and such other or different duties on behalf of the Company, as may be assigned from time to time by the board of directors.

3.	LOCATION

The initial principal location at which Executive shall perform services for the Company shall be 9125 SW Ridder Road, Suite D, Portland Oregon 97070.  But the Company recognizes that Executive shall regularly and without notification be entitled to work from his home office as he deems desirable or necessary.

4.	ACCEPTANCE OF EMPLOYMENT

Executive accepts employment with the Company upon the terms set forth above and agrees to devote all Executive’s time, energy and ability to the interests of the Company, and to perform Executive’s duties in an efficient, trustworthy and business-like manner.

5.	DEVOTION OF TIME TO EMPLOYMENT

The Executive shall devote the Executive's best efforts and substantially all of the Executive's working time to performing the duties on behalf of the Company. The Executive shall provide services during the normal business hours of the Company as determined by the Company. Reasonable amounts of time may be allotted to personal or outside business, charitable and professional activities and shall not constitute a violation of this Agreement provided such activities do not materially interfere with the services required to be rendered hereunder.

6.	QUALIFICATIONS

The Executive shall, as a condition of this Agreement, satisfy all of the qualifications that are reasonably and in good faith established by the Board of Directors.

7.	COMPENSATION

7.1	Base Salary
Executive shall be paid a base salary (“Base Salary”) at the annual rate of $200,000, payable in bi-weekly installments consistent with Company’s payroll practices. The annual Base Salary shall be reviewed on or before December 1 of each year, unless Executive’s employment hereunder shall have been terminated earlier pursuant to this Agreement, by the Board of Directors of the Company to determine if such Base Salary should be increased for the following year in recognition of services to the Company. In consideration of the services under this Agreement, Executive shall be paid the aggregate of basic compensation, bonus and benefits as hereinafter set forth.

7.2	Payment
Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices.

7.3	Bonus

From time to time, the Company may pay to Executive a bonus out of net revenues of the Company. Payment of any bonus compensation shall be at the sole discretion of the Board of Directors or the Executive committee of the Board of Directors and the Executive shall have no entitlement to such amount absent a decision by the Company as aforesaid to make such bonus compensation. Executive shall also be entitled to a bonus determined as follows:

•
$75,000 bonus upon successful completion of financing raising for the company at least $3,000,000 by June 30, 2012.  If the company successfully raises more than $6 million an additional bonus of $75,000 will be paid.

•
Annual Management by Objective Bonus (MBO) to be determined annually by December 15 of each year to qualify for up to 50% salary bonus for the following calendar year.  Terms to be as decided by the Compensation Committee and as approved by the Board of Directors.  In 2012 this MBO will be set once the company is public.

7.4	Benefits

The Company shall provide Executive with such benefits as are provided to other senior management Of the Company. Benefits shall include at a minimum (i) paid vacation of 12 days per year, at such times as approved by the COO, (ii) health insurance coverage under the same terms as offered to other Executives of the Company, (iii) retirement and profit sharing programs as offered to other Executives of the Company, (iv) paid holidays as per the Company’s policies, and (v) such other benefits and perquisites as are approved by the Board of Directors. The Company has the right to modify conditions of participation, terminate any benefit, or change insurance plans and other providers of such benefits in its sole discretion. The Executive shall be reimbursed for out of pocket expenses that are pre-approved by the Company, subject to the Company’s policies and procedures therefore, and only for such items that are a necessary and integral part of the Executive’s job functions.

7.5	Non-Deductible Compensation

In the event a deduction shall be disallowed by the Internal Revenue Service or a court of competent jurisdiction for federal income tax purposes for all or any part of the payment made to Executive by the Company or any other shareholder or Executive of the Company, shall be required by the Internal Revenue Service to pay a deficiency on account of such disallowance, then Executive shall repay to the Company or such other individual required to make such payment, an amount equal to the tax imposed on the disallowed portion of such payment, plus any and all interest and penalties paid with respect thereto. The Company or other party required to make payment shall not be required to defend any proposed disallowance or other action by the Internal Revenue Service or any other state, federal, or local taxing authorities.

7.6	Withholding

All sums payable to Executive under this Agreement will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

8.	OTHER EMPLOYMENT BENEFITS

8.1	Business Expenses
Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement.

8.2	Benefit Plans
Executive shall be entitled to participate in the Company’s medical and dental plans, life and disability insurance plans and retirement plans pursuant to their terms and conditions. Executive shall be entitled to participate in any other benefit plan offered by the Company to its Executives during the term of this Agreement (other than stock option or stock incentive plans, which are governed by Section 3(d) below). Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any Executive benefit plan or program from time to time.

8.3	Vacation
Executive shall be entitled to 2 weeks of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operations.

8.4	Stock Options
Executive shall be entitled to options to acquire shares of the Common Stock of the Company pursuant to the terms of the Company’s existing Stock Option Plan subject to the following terms:

The options will vest as follows:

Incentive Stock Options                                                                                     Vesting Schedule
250,000 options at $2/share                                                                                 quarterly over 3 years

The exercise price for the options shall be at $2 per share, as appropriately adjusted for stock splits, stock dividends, and the like.

The vested options shall be exercisable until the earlier of 3 years after vesting or 365 days after termination of Executive’s employment with the Company.  No additional vesting of options shall occur after Executive’s death, disability, or cessation of employment with the Company for any reason or no reason.

All options shall have accelerated vesting upon change of control event as it will be defined in ISO plan currently in development.

Issuance of the options shall be in accordance with all applicable securities laws and the other terms and conditions of the Company’s Stock Option Plan and form of the Stock Option Agreement although they shall be granted as September 15, 2011.

9.	PROFESSIONAL FEES

The Company shall have exclusive authority to determine the fees, or a procedure for establishing the fees, to be charged by the Company. All sums paid to the Executive or the Company in the way of fees or otherwise for services of the Executive, shall, except as otherwise specifically agreed by the Company, be and remain the property of the Company and shall be included in the Company's name in such checking account or accounts as the Company may from time to time designate.

10.	CLIENTS AND CLIENT RECORDS

The Company shall have the authority to determine who will be accepted as clients of the Company, and the Executive recognizes that such clients accepted are clients of the Company and not the Executive. The Company shall have the authority to designate, or to establish a procedure for designating which professional Executive of the Company will handle each such client. All client records and files of any type concerning clients of the Company shall belong to and remain the property of the Company, notwithstanding the subsequent termination of this Agreement.

11.	POLICIES AND PROCEDURES

The Company shall have the authority to establish from time to time the policies and procedures to be followed by the Executive in performing services for the Company. Executive shall abide by the provisions of any contract entered into by the Company under which the Executive provides services. Executive shall comply with the terms and conditions of any and all contracts entered by the Company.

12.	TERMINATION OF EMPLOYMENT

12.1  For Cause
Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder for cause for any one of the following reasons: 1) conviction of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed, 2) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records, 3) improper disclosure of the Company’s confidential or proprietary information, 4) any action by the Executive which has a detrimental effect on the Company’s reputation or business, 5) Executive’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, 6) any breach of this Agreement, which breach is not cured within 60days following written notice of such breach, 7) a course of conduct amounting to gross incompetence, 8) chronic and unexcused absenteeism, 9) unlawful appropriation of a corporate opportunity, or 10) misconduct in connection with the performance of any of Executive’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject. Upon termination of Executive’s employment with the Company for cause, the Company shall pay the executive 3 month’s base salary upon notice of termination, all accrued but unpaid base salary, and accrued vacation to the date of termination thereof.

12.2  Without Cause
The Company may terminate Executive’s employment hereunder at any time without cause, provided, however, that Executive shall be entitled to severance pay in the amount of 2 years Base Salary in addition to accrued but unpaid Base Salary and accrued vacation, less deductions required by law.  This payment shall not be contingent upon signing any release of further claims or other conditions at time of termination.

12.3  Resignation
Upon termination of employment, Executive shall not be deemed to have resigned from the Board of Directors of the Company if he is a director.  Executive shall receive 3 months' salary as severance if he resigns.

12.4  Cooperation
After notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

12.5  Compensation After Notice of Termination

After notice of termination has been given by either Company or Executive, as provided in this Article, Executive shall be entitled to receive the compensation provided for in this Agreement until the notice period has expired. It is understood that after the written notice is given by either Company or Executive, Executive shall continue to devote substantially all of the Executive's time to the Executive's normal services for the Company during the notice period, with sufficient time allowed, in the sole discretion of the Company, for Executive to seek new employment.

13.	DISABILITY OF EXECUTIVE

The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than 120 consecutive days. Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary and vacation and one year’s base salary paid over one year.

13.1  Definitions
For purposes of this Agreement, whenever used in this Article 14:

"Total disability" shall mean that the Executive is unable, mentally or physically, whether it be due to sickness, accident, age or other infirmity, to engage in any aspect of the Executive's normal duties as set forth in this Agreement.

"Partial disability" shall mean that the Executive is able to perform, to some extent, on behalf of the Company, the particular services in which the Company specializes, and which the Executive previously performed for the Company, but that the Executive is unable, mentally or physically, to devote the same amount of time to such services as was devoted prior to the occurrence of such sickness or accident.

"Normal monthly salary" shall mean the salary which the Executive is being paid by the Company per month as of the commencement date of the period of disability, as specified hereinabove or as determined by the Board of Directors pursuant to the terms hereof.

13.2  Total Disability
During a single period of total disability of the Executive, the Executive shall be entitled to receive from the Company, the Executive's normal monthly salary for the shorter of 12 months of disability or until any disability insurance policy available through the Executive’s employment begins to pay benefits. If the single period of disability should continue beyond three 12 months, the Executive shall receive only such amount as the Executive shall be entitled to receive under disability insurance coverage on the Executive, if any.

13.3  Death of Executive
In the event the Executive shall die during the term hereof, the Company shall pay to the Executive's surviving spouse, or if the Executive shall leave no surviving spouse, then to the Executive's estate, only such amounts as may have been earned by the Executive prior to the Executive's date of death, but which were unpaid at date of death, plus one year’s salary to be paid within 3 months of death.

14.	CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENTS

Executive recognizes and acknowledges that all records with respect to clients, business associates, customer or referral lists, contracting parties and referral sources of the Company, and all personal, financial and business and proprietary information of the Company, its Executives, officers, directors and shareholders obtained by the Executive during the term of this Agreement and not generally known in the public (the "Confidential Information") are valuable, special and unique and proprietary assets of the Company's business. The Executive hereby agrees that during the term of this Agreement and following the termination of this Agreement for two years, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Executive will not at any time, directly or indirectly, disclose any Confidential Information, in full or in part, in written or other form, to any person, firm, Company, association or other entity, or utilize the same for any reason or purpose whatsoever other than for the benefit of and pursuant to authorization granted by the Company. "Confidential Information" shall also include any information (including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In the case of Company's business, Company's Trade Secrets include (without limitation) information regarding names and addresses of any customers, sales personnel, account invoices, training and educational manuals, administrative manuals, prospective customer leads, in whatever form, whether or not computer or electronically accessible "on-line."

15.	EXCLUSIVE EMPLOYMENT

During employment with the Company and for two years following termination of employment, Executive will not do anything to compete with the Company’s present or contemplated business, nor will he or she plan or organize any competitive business activity. Executive will not enter into any agreement which conflicts with his duties or obligations to the Company. Executive will not during his employment or within 2 years after it ends, without the Company’s express written consent, directly or indirectly, solicit or encourage any Executive, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

16.	HIRING

The Executive agrees that during the Executive's employment with the Company and for a period of 2 years following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Executive will not attempt to hire any other Executive or independent contractor of the Company or otherwise encourage or attempt to encourage any other Executive or independent contractor of the Company to leave the Company's employ.

17.	ASSIGNMENT AND TRANSFER

Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Company’s assets, any corporate successor to Company or any assignee thereof.

18.	NO INCONSISTENT OBLIGATIONS

Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that he or she has returned all property and confidential information belonging to all prior employers.

19.	ATTORNEYS’ FEES

The parties hereto agree that, in the event of breach or threatened breach of any covenants of Executive, the damage or imminent damage to the value and the goodwill of the Company’s business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any of such provisions by Executive, in addition to any other relief (including damages) available to the Company under this Agreement or under law. The prevailing party in any action instituted pursuant to this Agreement shall be entitled to recover from the other party its reasonable attorneys’ fees and other expenses incurred in such action.

In the event that either party is required to engage the services of legal counsel to enforce the terms and conditions of this Agreement against the other party, regardless of whether such action results in litigation, the prevailing party shall be entitled to reasonable attorneys' fees, costs of legal assistants, and other costs from the other party, which shall include any fees or costs incurred at trial or in any appellate proceeding, and expenses and other costs, including any accounting expenses incurred.

20.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon without regard to conflict of law principles.

21.	AMENDMENT

This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

22.	SEVERABILITY

If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

23.	CONSTRUCTION

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

24.	RIGHTS CUMULATIVE

The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

25.	NONWAIVER

No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

26.	NOTICES

Any and all notices or other communication provided for herein, shall be given by registered or certified mail, return receipt requested, in case of the Company to its principal office, and in the case of the Executive to the Executive's residence address set forth on the first page of this Agreement or to such other address as may be designated by the Executive.

27.	ASSISTANCE IN LITIGATION

Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

28.	SOLICITATION

The Executive further agrees that during the term of this Agreement and following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Executive will not, in any manner or at any time, solicit or encourage any person, firm, Company or other business entity who are clients, business associates or referral sources of the Company to cease doing business with the Company or to do business with the Executive.

29.	COVENANTS INDEPENDENT

Each restrictive covenant on the part of the Executive set forth in this Agreement shall be construed as a covenant independent of any other covenant or provisions of this Agreement or any other agreement which the Company and the Executive may have, fully performed and not executory, and the existence of any claim or cause of action by the Executive against the Company whether predicated upon another covenant or provision of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any other covenant.

30.	INDEMNIFICATION

The Executive hereby agrees to indemnify and hold the Company and its officers, directors, shareholders and Executives harmless from and against any loss, claim, damage or expense, and/or all costs of prosecution or defense of their rights hereunder, whether in judicial proceedings, including appellate proceedings, or whether out of court, including without limiting the generality of the foregoing, attorneys' fees, and all costs and expenses of litigation, arising from or growing out of the Executive's breach or threatened breach of any covenant contained herein.

31.	ACKNOWLEDGMENT

The Executive acknowledges that when this Agreement is concluded, the Executive will be able to earn a living without violating the foregoing restrictions and that the Executive's recognition and representation of this fact is a material inducement to the execution of this Agreement and to Executive's continued relationship with the Company.

32.	SURVIVAL OF COVENANTS

All restrictive covenants contained in this Agreement shall survive the termination of this Agreement.

33.	LIMITATIONS ON AUTHORITY

Without the express written consent from the Company, the Executive shall have no apparent or implied authority to: (i) Pledge the credit of the Company or any of its other Executives; (ii) Bind the Company under any contract, agreement, note, mortgage or otherwise; (iii) Release or discharge any debt due the Company unless the Company has received the full amount thereof; or (iv) sell, mortgage, transfer or otherwise dispose of any assets of the Company.

34. REPRESENTATION AND WARRANTY OF EXECUTIVE

The Executive acknowledges and understands that the Company has extended employment opportunities to Executive based upon Executive's representation and warranty that Executive is in good health and able to perform the work contemplated by this Agreement for the term hereof.

35. INVALID PROVISION; SEVERABILITY

The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

MODIFICATION

No change or modification of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

36. ENTIRE AGREEMENT

This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification, or discharge is sought.

37. DISPUTES

Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be litigated solely in state or federal court in Portland, Oregon. Each party (1) submits to the jurisdiction of such court, (2) waives the defense of an inconvenient forum, (3) agrees that valid consent to service may be made by mailing or delivery of such service to the Secretary of State (the "Agent") or to the party at the party's last known address, if personal service delivery can not be easily effected, and (4) authorizes and directs the Agent to accept such service in the event that personal service delivery can not easily be effected.

IN WITNESS HEREOF, each party to this Agreement has caused it to be executed at Wilsonville Oregon on the date indicated below.

EXECUTIVE	COMPANY
[signature]	[signature]
Authorized Signature	Authorized Signature
William Collins CEO	John Metcalf, Director + Chairman of Compensation Committee
Print Name and Title	Print Name and Title
Date: 1/10/12	Date: 01/10/2012

Employment Agreement for an Executive Page 10 of 10